Exhibit 99.1

ROYAL GOLD ANNOUNCES THE COMPLETION OF THE ANDACOLLO GOLD TRANSACTION

DENVER, COLORADO.  JANUARY 25, 2010:  ROYAL GOLD, INC. (“Royal Gold”) (NASDAQ: RGLD; TSX:RGL) announced the closing of the Andacollo gold transaction with a subsidiary of Teck Resources Limited (“Teck”) (TSX:TCK.A and TCK.B; NYSE:TCK) known as Compañía Minera Teck Carmen de Andacollo (“CdA”).  Teck owns 90% of CdA and the remaining 10% is held by Empresa Nacional de Mineria, a Chilean state-owned entity.  Total consideration for the transaction was approximately $218 million in cash and 1.2 million shares of Royal Gold common stock.  As a result of the closing of the transaction, CdA now owns approximately 3.0% of Royal Gold’s issued and outstanding common stock.

Royal Gold will receive 75% of the gold produced from the sulfide portion of the Andacollo copper and gold deposit, located in Chile, until 910,000 payable ounces of gold have been sold, after which Royal Gold will receive 50% of all future payable gold production from the property.  Gold will be produced as a by-product of copper production, with a gold recovery rate estimated by the operator to be approximately 61%.  Ore has been introduced to the mill and shipment of copper concentrate is expected to commence in April of this year.  Full commercial production is expected to be reached in the first half of 2010.

Tony Jensen, President and Chief Executive Officer of Royal Gold said, “We are pleased to be associated with an operator of Teck’s capabilities and congratulate the CdA team on reaching this project commissioning milestone.  Our interest in Andacollo represents another cornerstone royalty for Royal Gold and is expected to become our largest revenue source in the near future.  It is particularly exciting to see both Andacollo and our royalty interest at Goldcorp's world class Peñasquito mine ramping up at the same time.”

The Andacollo mine has been in production since 1996, producing copper cathodes from the oxide portion of the deposit. The underlying sulfide portion of the deposit, known as the hypogene project, is currently in the commissioning phase.  As Teck stated in their press release today, CdA has resolved issues associated with its process water supply and is developing a further water resource and associated infrastructure to supply water to the operations after 2011.

Teck estimates the sulfide portion of the deposit contains proven and probable mineral reserves of approximately 393.5 million tonnes, with a grade of 0.13 grams of gold per tonne.  This equates to 1.6 million ounces of gold in the sulfide reserves which will be mined over an estimated 20 years of production.  Over the first 10 years of the mine life, Teck expects production will average 53,000 ounces of gold and 76,000 tonnes of copper in concentrate annually.  Royal Gold’s interest does not apply to the production of copper.

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests.  The Company owns royalties on 119 properties on six continents, including royalties on 21 producing properties and 13 development stage properties.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”

For further information, please contact:

Karen Gross
Vice President and Corporate Secretary
(303) 573-1660

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include the expected shipment of copper concentrate in April 2010, the Andacollo mine reaching full commercial production in the first half of 2010, that Andacollo is a cornerstone royalty and is expected to become the Company’s largest revenue source in the near future, that both Andacollo and our royalty interest at Goldcorp’s world class Peñasquito mine continue ramping up at the same time, the resolution of the water issues associated with the process water supply, the development of a future water resource and associated infrastructure to supply water to the operations after 2011, the expected mine life of the project, and the operator’s estimate of reserves and annual production for gold and copper.  Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operator of the various properties, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  In addition, acquired royalty interests on certain projects are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.